QUARTERLY UPDATE
April, 2015

At the Trinity Capital Corporation (TCC) shareholders meeting held January 22, 2015, shareholders requested more timely and regular communication regarding the activities at TCC and Los Alamos National Bank (LANB). This update responds to that request. Quarterly updates will be published and distributed in order to provide up-to-date information regarding management and business activities that relate to your investment in TCC.

I am pleased to inform you  that the  reported share  price increased from $3.00  per common share  of TCC stock  at the  time of our  shareholder meeting in January to a current reported price of $4.25  per  common share  as of April 20, 2015. This represents an increase of 41% per share. As of April 20th, 28,605 shares have been exchanged since late January. (For detailed information regarding the share price history and recent trades, please visit www.lanb.com and select the TCC link on the home page.)

Rod Pittman has joined our Senior Executive Team as Senior Administrative Officer. Rod joins us from BBVA Compass Bank in McAllen, Texas.  Rod will provide the leadership, management and vision necessary to ensure that LANB has proper administrative and reporting procedures, communications, talent, and infrastructure in place to grow the organization and ensure outstanding operating efficiency. Rod has extensive management experience in the areas of operations, audit, and compliance that will be instrumental in maintaining and expanding LANB's position as one of the largest community banks in New Mexico.  Rod takes a hands-on approach to community involvement. He recently joined the Board of the Family YMCA of Los Alamos and continues to seek additional opportunities for involvement in regional nonprofit organizations.

Significant progress has been made on completing the 2014 financial statements. Once the financials are completed and audited, we will file SEC form 10-Q for each quarter and the annual financial report SEC form 10-K.  At that time, the TCC Shareholder meeting for 2015 will be scheduled. We plan to have up-to-date and current financial statements completed this summer.

The management team continues to focus on compliance. We are concentrating our efforts on complying with the Consent Order entered into with the Office of the Comptroller of the Currency (OCC) in December 2013. We have made continued progress and continue to obtain validation as appropriate from independent third parties on the effectiveness of these efforts. With the confidence of the TCC Board of Directors, the new management team brings expertise, a fresh perspective and a renewed commitment to work diligently through our challenges and has set TCC on a path to achieve our goals for 2015 and the future.

Sincerely,

John S. Gulas
CEO and President
Trinity Capital Corporation